                          RESIDUAL ASSETS ASSIGNMENT


          THIS ASSIGNMENT (the "Assignment"), dated as of June 1, 1995, is made by Green Tree Financial Corporation, a Delaware corporation ("Green Tree"), in favor of Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation ("Finance I") and a wholly owned subsidiary of Green Tree, and Green Tree Manufactured Housing Net Interest Margin Finance Corp. II, a Delaware corporation ("Finance II") and a wholly owned subsidiary of Green Tree. (All capitalized terms used herein and not defined herein shall have the meanings assigned to them in that certain Trust Agreement dated as of June 1, 1995 (the "Trust Agreement") among Finance I, Finance II, and Wilmington Trust Company, as Trustee.)

          WHEREAS, Green Tree is the owner of certain residual interests (the "Residual Assets") in the "real estate mortgage investment conduits" ("REMICs") issued pursuant to the Pooling and Servicing Agreements identified in Appendix I attached hereto ("the Pooling and Servicing Agreements").

          WHEREAS, pursuant to the terms and conditions set forth herein, Green Tree desires to assign to each of Finance I and Finance II its right, title and interest in fifty percent (50%) of each of the Residual Assets.

                                   ARTICLE I
                         ASSIGNMENT OF RESIDUAL ASSETS

          1.01 Residual Assets. Subject to and upon the terms and conditions set forth in this Assignment, Green Tree, as a contribution of capital, hereby transfers, assigns and delivers to each of Finance I and Finance II its right, title and interest in fifty percent (50%) of each of the Residual Assets, effective as of July 14, 1995. In order to effect such transfer, Green Tree shall deliver to or upon the order of Finance I and Finance II the certificates evidencing such Residual Assets, duly endorsed by Green Tree.

          1.02 Security Interest in Residual Assets.        Although the parties
intend that the assignment of the Residual Assets pursuant to this Assignment shall constitute an absolute assignment and not a loan, if such assignment is deemed to be a loan, the parties intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Assignment. The parties also intend and agree that Green Tree shall be deemed to have granted to the Trustee (as assignee of Finance I and Finance II), and Green Tree does hereby grant to the Trustee, security interest in the Residual Assets, and that this Assignment shall constitute a security agreement under applicable law. Finance I and Finance II further represent and warrant that all steps necessary to make such security interest a first-priority perfected security interest have been taken, and Finance I and

Finance II further covenant that they will take all steps necessary to maintain the first-priority perfected status of such security interest during the term of this Agreement. If the trust created by the Trust Agreement terminates prior to the satisfaction of the claims of any person under any Senior Certificates (as defined in the Trust Agreement), the security interest created hereby shall continue in full force and effect and the Trustee shall be deemed to be the collateral agent for the benefit of such person.

                                  ARTICLE II
             INSIDE REFINANCING PAYMENTS AND REPURCHASE PAYMENTS;
                             SERVICING OBLIGATIONS

          2.01 Inside Refinancing Payments.    As part of the foregoing
transfer, with respect to each Contract which is refinanced by an Obligor (as such terms are defined in the Pooling and Servicing Agreements) through Green Tree, Green Tree agrees to pay to or upon the order of Finance I and Finance II an amount (an "inside refinancing payment") equal to the unpaid balance of such Contract, multiplied by the factor applicable to such Contract, based on the month in which such refinancing occurs and the Securitized Pool in which such Contract was included, as specified in Exhibit A hereto; provided, however, that if an inside refinancing payment with respect to the same Contract is paid by Green Tree in connection with the assignment by Green Tree of the Guarantee Fees pursuant to the Guarantee Fee Assignment, such inside refinancing payment shall not be paid in connection with the assignment of the Residual Assets hereunder. Green Tree further agrees that any such inside refinancing payments that it is obligated to pay hereunder during any one month period will be made by 3:00 p.m. St. Paul, Minnesota time on the business day immediately preceding the Distribution Date for such month.

          2.02 Repurchase Payments. As part of the foregoing transfer, with respect to each Contract in a Securitized Pool which is repurchased by Green Tree pursuant to its right as Servicer to repurchase such Contract when the outstanding balance of such Securitized Pool has declined to 10% or less of its initial principal balance, or which is repurchased by Green Tree because of a breach of certain representations and warranties contained in the applicable Pooling and Servicing Agreement, Green Tree agrees to pay to or upon the order of Finance I and Finance II an amount (a "repurchase payment") equal to the unpaid balance of such Contract, multiplied by the factor applicable to such Contract, based on the month in which such repurchase occurs and the Securitized Pool in which such Contract was included, as specified in Exhibit A hereto; provided, however, that if a repurchase payment with respect to the same Contract is paid by Green Tree in connection with the assignment by Green Tree of the Guarantee Fees pursuant to the Guarantee Fee Assignment, such repurchase payment shall not be paid in connection with the assignment of the Residual Assets hereunder. Green Tree further agrees that any such repurchase payments that it is obligated to pay hereunder during any one month period will be made by 3:00 p.m. St. Paul, Minnesota time on the business day immediately preceding the Distribution Date for such month.

          2.03 Servicing Obligations. Green Tree agrees to continue to act as servicer of the Contracts, to provide such reports with respect to the Residual Assets as Finance I or Finance II may reasonably request, and to enter into such further agreements with Finance I or Finance II or their assignee relating to such servicing obligations as Finance I and Finance II may reasonably request.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF GREEN TREE

          Green Tree hereby represents and warrants to each of Finance I and Finance II that:

          3.01 Green Tree. Green Tree is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with the requisite corporate power and authority to enter into this Assignment and to perform the obligations required of it hereunder. The execution and performance of this Assignment by Green Tree and the consummation of the transactions contemplated hereby will not violate any provision of law applicable to Green Tree, and do not and will not conflict with any of the terms of its Certificate of Incorporation or By-Laws. The execution and performance of this Assignment will not violate any Pooling and Servicing Agreements; nor will the execution and performance of this Assignment conflict with any other material agreements of Green Tree which would result in a material adverse effect on Green Tree.

          3.02 Compliance with Contracts and Regulations. Green Tree has complied with all its obligations under the Contracts and the Pooling and Servicing Agreements and all applicable laws and regulations of the Federal Housing Administration ("FHA"), the Veterans Administration ("VA") and any other government authority which might affect the validity or enforceability of the Contracts or the Pooling and Servicing Agreements and the consummation of the transactions contemplated hereby will not violate any such obligations, laws or regulations.

          3.03 Title to the Residual Assets. Green Tree is currently the sole owner of the Residual Assets, free and clear of all liens and encumbrances and upon endorsement and delivery of the Residual Assets by Green Tree to Finance I and Finance II, Finance I and Finance II shall be the sole owners of the Residual Assets, free and clear of all liens and encumbrances.

          3.04 Residual Asset Valuation. The valuation of the Residual Assets disclosed in the Prospectus dated August 2, 1995 relating to the Senior Certificates represents a reasonable estimate of the present value of the cash flows from the

Residual Assets, based on Green Tree management's best estimate of the future principal prepayments, defaults and recovery rates on the related Contracts, which in turn is based on Green Tree's historical experience with pools of manufactured housing contracts, and using a discount rate that Green Tree management believes approximates a market rate of interest for the Guarantee Fees and Residual Assets. Such valuations were also presented to the Rating Agencies for use in their analysis of the Senior Certificates. Green Tree does not, however, warrant that the related Contracts will actually conform to such estimates.

                                  ARTICLE IV
                                 MISCELLANEOUS

          4.01 Remedies.

          (a) Any material breach by Green Tree of any representation or warranty made hereunder shall be enforceable by all remedies available in law or equity, including the repurchase of the Residual Assets by Green Tree.

          (b) Green Tree acknowledges that Finance I and Finance II intend to transfer the Residual Assets to the Trust pursuant to a Transfer Agreement dated as of June 1, 1995 among Finance I, Finance II and the Trust. Green Tree further acknowledges that all rights and remedies available to Finance I and Finance II upon the material breach by Green Tree of any representations or warranties made hereunder are also available to the Trustee of such Trust.

          4.02 Non-Petition Covenant. Green Tree hereby agrees that it shall not, for any reason, institute proceedings for Finance I, Finance II or the Trust to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Finance I, Finance II or the Trust, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to the bankruptcy of Finance I, Finance II or the Trust, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Finance I, Finance II or the Trust or a substantial part of the property of Finance I, Finance II or the Trust or cause or permit Finance I, Finance II or the Trust to make any assignment for the benefit of creditors, or admit in writing the inability of Finance I, Finance II or the Trust to pay its debts generally as they become due, or declare or effect a moratorium on the debt of Finance I, Finance II or the Trust or take any action in furtherance of any such action.

          4.03 Survival of Representations and Warranties. Green Tree covenants and agrees that its representations and warranties in this Assignment, and in any document delivered or to be delivered pursuant hereto, shall survive the date hereof.

          4.04 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Assignment and the performance of the obligations imposed by this Assignment.

          IN WITNESS WHEREOF, Green Tree has executed this Assignment as of the day and year first above written.


                              GREEN TREE FINANCIAL CORPORATION


                              By
                                 ----------------------------------
                                 Its
                                     ------------------------------


Acknowledged by:              GREEN TREE MANUFACTURED
                              HOUSING NET INTEREST MARGIN
                              FINANCE CORP. I


                              By
                                 ----------------------------------
                                 Its
                                     ------------------------------


Acknowledged by:              GREEN TREE MANUFACTURED
                              HOUSING NET INTEREST MARGIN
                              FINANCE CORP. II


                              By
                                 ----------------------------------
                                 Its
                                     ------------------------------

                                  APPENDIX I
                                RESIDUAL ASSETS

                            DATE OF                             REGISTERED
 SECURITIZED POOL   POOLING AND SERVICING                         OWNER
       NAME               AGREEMENT          RESIDUAL ASSET     OR HOLDER
       ----               ---------          --------------     ---------

GTFC 1994-5         August 1, 1994         Class C Certificate  GTFC-Two

GTFC 1994-6         September 1, 1994      Class C Certificate  GTFC-Two

GTFC 1994-7         November 1, 1994       Class C Certificate  GTFC-Two

GTFC 1994-8         December 1, 1994       Class C Certificate  GTFC-Two

GTFC 1995-1         February 1, 1995       Class C Certificate  GTFC-Two

GTFC 1995-2         March 1, 1995          Class C Certificate  GTFC-Two

GTFC 1995-3         May 1, 1995            Class C Certificate  GTFC-Two

GTFC 1995-4         June 1, 1995           Class C Certificate  GTFC-Two

GTFC 1995-5         July 1, 1995           Class C Certificate  GTFC-Two

                                   EXHIBIT A

                          INSIDE REFINANCING PAYMENT
                                      AND
                          REPURCHASE PAYMENT FACTORS



                                (See Attached)



                                      A-1